Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports each dated August 21, 2015, and September 24, 2015, relating to the financial statements and financial highlights of the Pioneer Bond Fund and Pioneer Government Income Fund, one of the portfolios constituting Pioneer Series Trust IV, (collectively the "Funds") appearing in the Annual Reports on Form N-CSR for the years ended June 30, 2015, and July 31, 2015, respectively, and in the Information Statement/Prospectus which is part of such Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts" and "Representations and Warranties" in the Information Statement/Prospectus, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 22, 2015